Exhibit 99.2

PRESS RELEASE

SEACOR MARINE ANNOUNCES COMPLETE DEBT REFINANCING, NEWBUILD ORDERS, AND VESSEL SALES

Houston, Texas

December 2, 2024

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE: SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore energy facilities worldwide, today announced that it has entered into a new senior secured term loan of up to $391.0 million with an affiliate of EnTrust Global (the “2024 SMFH Credit Facility”) and separate agreements to build two platform supply vessels (“PSVs”) for a contract price of $41.0 million per vessel (the “Shipbuilding Contracts”). The PSVs are each 4,650 tons deadweight with a 1,000 square meter deck area and equipped with medium speed diesel engines and an integrated battery energy storage system for higher fuel efficiency and lower running costs. The 2024 SMFH Credit Facility consolidates the Company’s debt capital structure into a single credit facility maturing in the fourth quarter of 2029 and provides financing for the Shipbuilding Contracts. The Company also announced the entry into definitive agreements to sell two anchor handling towing and supply (“AHTS”) vessels for total proceeds of $22.5 million.

The proceeds from the 2024 SMFH Credit Facility will be used to, among other things, refinance $203.7 million of principal indebtedness under multiple secured debt facilities and $125.0 million of unsecured indebtedness due in 2026, inclusive of $35.0 million of convertible debt. The 2024 SMFH Credit Facility also provides up to $41.0 million in borrowings to finance up to 50% of the Shipbuilding Contracts. Borrowings under the 2024 SMFH Credit Facility will bear interest at a rate of 10.30% per annum and principal will be repaid in an initial quarterly installment of $5.0 million in March 2025, followed by quarterly installments of $7.5 million for the refinanced indebtedness and 2.13% of the principal amount borrowed to fund the Shipbuilding Contracts.

Additional information about the terms of the 2024 SMFH Credit Facility can be found in our Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented: “I am pleased to announce these transactions of strategic importance to the Company. The new financing with EnTrust Global consolidates all our debt under a single facility maturing in 2029 and addresses $125.0 million of near-term maturities previously due in 2026 to The Carlyle Group. The early redemption of $35.0 million of convertible debt eliminates approximately 10% of dilution overhang on the Company’s common stock. The new financing also allows us to retain financial flexibility and support our growth initiatives by financing up to 50% of our order of two PSVs. This order comes at a competitive price point and with an attractive delivery schedule of the fourth quarter of 2026 and first quarter of 2027 for each of the PSVs. These vessels expand and complement our PSV fleet as we implement our asset rotation strategy aimed at renewing our fleet with high-specification, environmentally efficient assets to replace older, lower specification assets. We will partly fund this new construction program with $22.5 million of proceeds from the sales of our last remaining AHTS vessels, marking our exit from the AHTS asset class effective January 2025. I would like to extend my gratitude to EnTrust Global, our sole lender, for their continuing support, as well as The Carlyle Group, for their partnership as a lender since 2015.”

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SEACOR Marine provides global marine and support transportation services to offshore energy facilities worldwide. SEACOR Marine operates and manages a diverse fleet of offshore support vessels that deliver cargo and personnel to offshore installations, including offshore wind farms; assist offshore operations for production and storage facilities; provide construction, well work-over, offshore wind farm installation and decommissioning support; carry and launch equipment used underwater in drilling and well installation, maintenance, inspection and repair; and handle anchors and mooring equipment for offshore rigs and platforms. Additionally, SEACOR Marine’s vessels provide emergency response services and accommodations for technicians and specialists.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control and are described in the Company’s filings with the U.S. Securities and Exchange Commission. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact InvestorRelations@seacormarine.com

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